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                          EXTENDED SERVICE PLAN AGREEMENT


     This Agreement (the "Agreement"), made and entered into this 31st day of October, 1996, by and among Fingerhut Corporation, Infochoice USA, Inc. (collectively "Fingerhut"), and Metris Direct, Inc. ("Metris").

     WHEREAS, Fingerhut makes available to purchasers of its Merchandise (as defined herein), an Extended Service Agreement (as defined below), providing coverage for defects in materials and workmanship and for mechanical or electrical failure of the Merchandise; and

     WHEREAS, Metris desires to coordinate and manage all of the marketing activities for Fingerhut's sales of extended warranties or service plans to purchasers of its Merchandise.

     WHEREAS, Metris intends to either itself or through a third party underwriter, insure and service the contractual obligations of the Extended Service Agreements sold by Fingerhut;

     NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

                                    DEFINITIONS

     The following terms, as used in this Agreement shall have the following meanings whether used in the singular or plural:

"Customer" shall mean a customer of Fingerhut who purchases Merchandise for personal, family and household purposes within the U.S. and its territories, where applicable.

"Extended Service Agreement" shall mean a repair or replacement service agreement sold by Fingerhut between Customer (as defined herein) and the applicable service plan underwriter, and managed by Metris, covering mechanical or electrical failure of Merchandise and defects in materials and workmanship.

"Marketing Management Fee" shall mean the amount of the Net Price, as set forth in Exhibit A and Schedule attached hereto and incorporated herein by reference that Fingerhut is required to pay Metris for coordinating and managing the marketing programs for each Extended Service Agreement sold under this Agreement.

"Merchandise" shall mean any new goods as identified in Exhibit B attached hereto and incorporated herein by reference sold by Fingerhut to a Customer during the term of this Agreement.

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"Merchandise Warranty" shall mean the warranty of the manufacturer with respect to the Merchandise.

"Net Price" shall mean the amount Fingerhut is required to pay Metris for each Extended Service Agreement sold under this Agreement and shall be comprised of the Marketing Management Fee and the Underwriting and Servicing Fee.

"Sales Price" shall mean the retail sales cash price at which Fingerhut sells each Extended Service Agreement.

"Underwriting and Servicing Fee" shall mean the amount of the Net Price, as set forth in Exhibit B attached hereto and incorporated herein by reference, that Fingerhut is required to pay Metris for performing, either itself or through a third party underwriter and servicer, the contractual obligations of the Extended Service Agreements sold by Fingerhut.

                                ARTICLE 1.  PROGRAM

Section 1.1.   SERVICE.

               During the term of this Agreement, including any renewals, Fingerhut shall sell the Extended Service Agreement to all of its Customers who purchase Merchandise eligible for extended service beyond the Merchandise Warranty in accordance with this Agreement.

Section 1.2.   EXCLUSIVITY.

               During the term of this Agreement, Fingerhut shall not make available to any Customer, any other agreement providing for extended service that is competitive, similar, or an alternative to the Extended Service Agreement offered by Metris. Notwithstanding the foregoing, in the event Metris notifies Fingerhut in writing of its inability to provide an Extended Service Agreement on Merchandise, Fingerhut may provide directly or contract with a third party service provider to provide such Extended Service Agreement.

Section 1.3.   COVERAGE UNDER THE EXTENDED SERVICE AGREEMENT.

               Coverage for parts and labor for each component protected by the Extended Service Agreement shall begin on the date following expiration of the parts or labor Merchandise Warranty applicable to each Merchandise component indicated in the Merchandise Warranty. Coverage will continue for the period shown in Exhibit B for each product.

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Section 1.4.   SERVICE COVERAGE.

               Metris shall be responsible for the fulfillment of the contractual obligations to the Customer, either itself or through a third party underwriter, under each Extended Service Agreement from the date sold to a Customer by Fingerhut; provided however, the Merchandise covered under the Extended Service Agreement was received by the Customer in an undamaged state and that Metris has received the appropriate Net Price from Fingerhut for each Extended Service Agreement as required under Section 1.5. Fingerhut agrees to pay the Net Price. Upon payment of the Net Price by Fingerhut, Metris shall become contractually liable directly to the Customer and Metris will pay the full amount of any claim provided that such claim is within the terms of coverage of the Extended Service Agreement and the Extended Service Agreement is sold within a state in which Metris is legally authorized to fulfill such obligations.

               If Merchandise covered under the Extended Service Agreement is to be replaced, Fingerhut agrees to provide the Customer with such replacement product in accordance with Fingerhut's product replacement policies in effect from time to time. In such case, Metris shall reimburse Fingerhut for the cost of such product at Fingerhut's standard cost plus 20% to cover shipping and handling. Additionally, if Fingerhut repairs any Merchandise covered under the Extended Service Agreement, Metris shall reimburse Fingerhut for the cost of such repair. All such reimbursements shall be netted against any remittances required by Fingerhut under Section 1.5, on a monthly basis, provided detail supporting such reimbursement has been previously provided to and approved by Metris. Fingerhut and Metris shall, in good faith, mutually agree on the Sales Price of the Extended Service Agreement.

Section 1.5.   REMITTANCES REQUIRED BY FINGERHUT.

               (a) Fingerhut shall have the right to offer (either directly or through third parties) the Customer financing for the Customer's warranty purchase using any credit offer Fingerhut or its Customers may choose, however; Metris shall have no collection risk with respect to any Extended Service Agreement financed by Fingerhut or a third party.

               (b) Daily, Fingerhut shall send Metris via system data transfer the names, addresses and other information necessary for fulfillment of all Customers who purchased Extended Service Agreements. Within ten (10) days after the close of each Fingerhut accounting month, Fingerhut shall remit the sales report and other information for that month to Metris for each such Extended Service Agreement sold and for all cancellations; such report will also provide the net amount due to Metris. Metris shall send Fingerhut an invoice for the Net Price, which shall include the Marketing Management Fee and Underwriting and Servicing Fee for all Extended Service Agreements sold during the month for Merchandise that has been shipped, less

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cancellations or returns of such Extended Service Agreements.  Terms shall be
30 days from the last day of the accounting month in which the Extended Service Agreements were sold or cancelled.

Section 1.6.   MERCHANDISE COVERED.

               The list of Merchandise in Exhibit B shall constitute the eligible goods for which an Extended Service Agreement may be sold. The list may be amended by mutual written agreement of the parties. Any Merchandise, other than jewelry and furniture, that does not have a Merchandise Warranty, shall not be eligible goods for which an Extended Service Agreement may be sold.

Section 1.7.   RECORDS/AUDITS.

               Both parties shall maintain records related to the Extended Service Agreements sold under this Agreement. The parties shall each allow its auditors or other designees to audit performance under this Agreement. Such audits shall be subject to reasonable notice and conducted during normal business hours.

Section 1.8.   SOLICITATION.

               Unless Metris and Fingerhut agree to use Fingerhut's direct mail solicitation or telemarketing media, Metris shall develop media sources for direct mail solicitations or telemarketing. If Metris uses Fingerhut's direct mail solicitation and telemarketing media, Metris shall reimburse Fingerhut for the cost of such catalog or other mail space that it uses, and the variable cost of telemarketing services, plus a reasonable allocation of fixed overhead, at a combined rate per hour of telemarketing time used, all as mutually agreed to at the beginning of each calendar year during this Agreement by the parties to this Agreement. Metris and Fingerhut agree to cooperate in good faith to develop direct mail solicitations, and telemarketing programs that meet applicable regulatory guidelines and requirements and are designed to provide the most cost effective use of customer service time.

Section 1.9.   OWNERSHIP OF CUSTOMER NAMES.

               Metris agrees that Fingerhut has and shall have exclusive ownership of all of its Customer names, information, marketing methods and business practices (collectively "Customer Names"). Metris shall not use or provide to any other firm or entity, any names or information developed in the term of this Agreement or furnished to Metris by Fingerhut, for any purpose whatsoever except as contemplated herein. Metris will hold all customer names and information as confidential information and will provide appropriate security measures to protect such information from unauthorized use.

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Section 1.10.  PROGRAM LITERATURE.

               Neither Fingerhut, nor anyone on its behalf, shall in any document or advertising describe the coverage offered under the Extended Service Agreement in terms other than those used in the Extended Service Agreement and as otherwise approved by Metris. Metris shall notify Fingerhut in writing of its objections to any such advertising within ten (10) business days of receipt of the advertising from Fingerhut. Fingerhut agrees its name may be used in any advertising for Extended Service Agreements provided such use is approved prior to use and does not imply that Fingerhut has any contractual obligation under the Extended Service Agreement.

                            ARTICLE 2.  INDEMNIFICATION

Section 2.1.   OBLIGATIONS.

               (a) BY METRIS. Metris shall be liable to and shall defend, indemnify and hold harmless Fingerhut and its Affiliates, and its respective officers, directors, employees and permitted assigns from and against any and all Losses (as hereinafter defined) incurred by reason of or related to Metris' breach of its obligations hereunder.

               (b) BY FINGERHUT. Fingerhut shall be liable to and shall defend, indemnify and hold harmless Metris and its Affiliates, and its respective officers, directors, employees and permitted assigns from and against any and all Losses (as hereinafter defined) incurred by reason of or related to Fingerhut's breach of any of its obligations hereunder.

               (c) "LOSSES" DEFINED. For purposes of this Section 2.1., the term "Losses" shall mean any liability, damages, costs, losses and expenses, including attorneys' fees, disbursements and court costs, reasonably incurred by Metris or Fingerhut in connection with any threatened, pending or adjudicated claim, demand, action, suit or proceeding (whether civil, criminal, administrative or investigative by an unaffiliated third party) without regard to whether or not such Losses would be deemed material under this Agreement.

Section 2.2.   PROCEDURES.

               (a) NOTICE OF CLAIMS. The Parties agree that in case any claim is made, or any suit or action is commenced which, if not corrected, may give rise to a right of indemnification for a Party hereunder ("Indemnified Party") from the other Party ("Indemnifying Party"), the Indemnified Party will give notice to the Indemnifying Party as promptly as practicable after the receipt by the Indemnified Party of such notice or knowledge of such claim, suit, or action. On a best efforts basis, notice to the Indemnifying Party shall be given no later than fifteen days after receipt by the Indemnified Party in the event a suit or action has commenced or thirty

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days under all other circumstances; provided, however, that the failure to give prompt notice shall not relieve an Indemnifying Party of its obligation to indemnify except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each Party will render to the other such assistance as it may reasonably require of the other in order to ensure prompt and adequate defense of any suit, claim or proceeding based upon a statement of facts which may give rise to a right of indemnification hereunder.

               (b) SELECTION OF COUNSEL. The Indemnifying Party shall have the right to defend, compromise and settle any suit, claim or proceeding in the name of the Indemnified Party to the extent that the Indemnifying Party may be liable to the Indemnified Party under Section 2.1. above in connection therewith; provided, however, that the Indemnifying Party shall not compromise or settle a suit, claim or proceeding unless it assumes the obligation to indemnify for all Losses relating thereto. The Indemnifying Party shall notify the Indemnified Party within ten days of having been notified pursuant to Section 2.2.(a) of this Agreement if the Indemnifying Party elects to assume the defense of any such claim, suit or action and employ counsel in a reasonable exercise of its discretion. The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party so elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party's expense, unless the Indemnifying Party shall not have employed counsel to take charge of the defense thereof.

               (c) SETTLEMENT OF CLAIMS. The Indemnified Party may at any time notify the Indemnifying Party of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which indemnification payments may be sought from the Indemnifying Party hereunder, but shall not settle or compromise any matter for which indemnification may be sought without the consent of the Indemnifying Party. Any settlement or compromise of any claim, suit or action in accordance with the preceding sentence, or any final judgment or decree entered on or in any claim, suit or action which the Indemnifying Party did not assume the defense of in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree.

               (d) SUBROGATION. The Indemnified Party shall be subrogated to any claims or rights of the Indemnifying Party as against any other persons with respect to any amount paid by the Indemnifying Party under this Article 2. The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party's expense,

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in the assertion by the Indemnifying Party of any such claim against such other persons.

               (e) INDEMNIFICATION PAYMENTS. Amounts owing under this Article 2 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such liability; provided, however, that if the Indemnifying Party notifies the Indemnified Party within thirty (30) days of receipt of such demand that it disputes its obligation to indemnify and the Parties are not otherwise able to reach agreement, the controversy shall be settled by final order entered by a court of competent jurisdiction.

Section 2.3.   SURVIVAL OF INDEMNIFICATION.

               The provisions of this Article 2 shall expressly survive any termination of this Agreement for five (5) years.

                            ARTICLE 3.  CONFIDENTIALITY

Section 3.1.   CONFIDENTIAL INFORMATION.

               Confidential Information will be kept in confidence by such other party, including its subsidiaries, affiliates, officers, directors, employees, agents, consultants and contractors, in accordance with its policies for maintaining the confidence of its own information of similar content. The term "Confidential Information" shall mean and include: (i) all trade secrets and other confidential business information learned in the course of performance by any party of its obligations hereunder, and (ii) any information or data which is disclosed by a party to the other party under or in contemplation of this Agreement.

               Notwithstanding the foregoing, the term Confidential Information shall not include information which: (i) is already known to such other party when received, (ii) thereafter becomes generally obtainable by a party other than as a result of an unauthorized disclosure by the party taking advantage of this clause, or (iii) is required by law, regulation or court order to be disclosed by such party, provided that in the case of this clause, prior notice of such disclosure has been given to the party which furnished such information, when legally permissible, and that such other party which is required to make the disclosure uses its best efforts to provide sufficient notice to permit the party which furnished such information to take legal action to prevent the disclosure or (iv) is reasonably necessary in the opinion of counsel, to be disclosed in the context of a legal proceeding or regulatory investigation, provided that prior notice shall be given by the party which furnished the information.

     The provisions of this Article 3 shall expressly survive any termination of this Agreement for five (5) years.

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                          ARTICLE 4.  TERM AND TERMINATION

Section 4.1.   TERM AND TERMINATION.

               This Agreement shall take effect upon the date first written above, and shall remain in effect for seven (7) years ("Initial Term"). Thereafter, this Agreement will automatically renew for one term of three (3) years ("Renewal Term") unless either Party provides written notice to the other, not less than twelve (12) months prior to the end of the Initial Term or Renewal Term, of its intent to terminate this Agreement. Either Party may terminate this Agreement reserving all other remedies and rights hereunder in whole or in part and otherwise available at law or in equity, upon the occurrence of an Event of Default, as defined herein. Upon the occurrence of an Event of Default, the non-defaulting Party may terminate this Agreement by giving notice of its intent to terminate. Such written notice shall describe the Event of Default.

               Fingerhut shall also have the right to terminate this Agreement by written notice to Metris upon the occurrence of a Change of Control (as defined below) with respect to Metris. A "Change in Control" shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) other than Fingerhut shall own directly or indirectly, beneficially or of record, shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Metris; (b) a majority of the seats (other than vacant seats) on the Board of Directors of Metris shall at any time be occupied by persons who were neither (1) nominated by Fingerhut, or by the Board of Directors of Metris, nor (2) appointed by directors so nominated; or
(3) any person or group other than Fingerhut shall otherwise directly or indirectly have the power to exercise a controlling influence over the management or policies of Metris.

Section 4.2    EVENT OF DEFAULT.

               An "Event of Default" shall be deemed to have occurred upon the occurrence of any of the following:

               (a) A material breach of a representation, agreement, covenant or other obligation of any of the parties to this Agreement (any such breach is herein referred to as a "Material Breach"); provided, however, that no Event of Default shall be deemed to have occurred unless and until a non-breaching party provides the breaching party with written notice of such Material Breach, describing in reasonable detail the nature of such Material Breach, and (i) the breaching party shall have had an opportunity to cure such Material Breach (which is capable of being cured) within sixty (60) days after such notice (unless such Material Breach is with respect to a monetary matter, the cure of which requires only the payment of a specified amount of money

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pursuant to the terms of this Agreement, in which case the breaching party shall have an opportunity to cure within five (5) business days after such notice), (ii) the breaching party does not cure such Material Breach within the applicable time period, or, if such Material Breach, other than a Material Breach relating to a monetary matter, cannot reasonably be cured within sixty days, but is curable, the breaching party does not; (x) undertake to cure such Material Breach within such sixty day period and (y) after such sixty day period, diligently and continuously use all reasonable efforts to cure, and (iii) the notifying party thereafter declares an Event of Default. In respect of clause (ii) of this Section 4.2, such extended cure period shall continue so long as the parties hereto reasonably agree that the actions being taken by the breaching party are reasonably expected to cure such Material Breach.

               (b) If, at any time within twelve (12) months following the expiration of any cure period provided in Section 4.2(a) above, there shall occur a Material Breach (the "Second Material Breach") and such Second Material Breach is of the same nature as the Material Breach (the "First Material Breach") by the breaching party that gave rise to such cure period, then an Event of Default shall be deemed to have occurred upon the delivery of notice of such Second Material Breach to the breaching party by the notifying party referred to in Section 4.2(a) and upon such notifying party declaring an Event of Default.

               (c) If there shall occur a "Bankruptcy," as hereinafter defined, of either Party, the non-Bankruptcy party may declare an Event of Default. For purposes of this Agreement, the term "Bankruptcy" shall mean: (i) the entry of a decree or order for relief by a court of competent jurisdiction in any involuntary case under any bankruptcy, insolvency or similar law now or hereafter in effect and such decree or order shall not be vacated, set aside or stayed within ninety (90) days after its entry, (ii) the entry of a decree or order appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar agent for any substantial part of the assets or property of such party and such decree or order shall not be vacated, set aside or stayed within ninety (90) days after its entry, (iii) the ordering of the winding up or liquidation of the affairs of a party and such order shall not be vacated, set aside or stayed within one hundred twenty (120) days after its entry, (iv) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of ninety (90) days or which is not dismissed or suspended pursuant to Section 305 of Title 11 of the United States Code (or any corresponding provision of any future United States Bankruptcy law), (v) the commencement of a voluntary case under any bankruptcy, insolvency or similar law now or hereafter in effect, (vi) the consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession of any substantial part of the assets or property by a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar agent, or
(vii) the making of any general assignment for the benefit of creditors.

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                             ARTICLE 5.  MISCELLANEOUS

Section 5.1.   NOTICES.

               Any notice given in accordance with the provisions of this Agreement must be in writing and sent by registered or certified mail return receipt requested to the respective addresses of the parties shown at the beginning of this Agreement. Notices shall be sent to Metris and to Fingerhut and shall be addressed as follows:

               If to Metris:

                    Metris Direct, Inc.
                    Interchange Building
                    600 South Highway 169, Suite 1800
                    St. Louis Park, Minnesota  55426
                    Attention:  Chief Executive Officer

               If to Fingerhut:

                    Fingerhut Corporation
                    4400 Baker Road
                    Minnetonka, Minnesota  55343
                    Attention: Senior Vice President of Marketing With a copy to the General Counsel

Section 5.2.   APPLICABLE LAW.

               This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to the principles or conflicts of laws thereof.

Section 5.3.   SEVERABILITY.

               If any provision of this Agreement or portion thereof is held invalid, illegal, void or unenforceable by reason of any rule of law, administrative or judicial provision or public policy, such provision shall be ineffective only to the extent invalid, illegal, void or unenforceable, and the remainder of such provision and all other provisions of this Agreement shall nevertheless remain in full force and effect.

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Section 5.4.   NO PARTNERSHIP OR JOINT VENTURE.

               This Agreement does not create a partnership or joint venture between the Parties, and neither Party to this Agreement shall have any authority whatsoever to bind the other Party to any obligation.

Section 5.5.   NO THIRD PARTY BENEFICIARIES.

               Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person or entity, other than the Parties and their respective successors and assigns permitted by this Agreement, any right, remedy or claim under or by reason of this Agreement.

Section 5.6.   CAPTIONS:  COUNTERPARTS.

               The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 5.7.   AMENDMENTS AND WAIVERS.

               Neither the waiver by any party hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of any party hereto, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder shall thereafter be construed as a waiver of any such provisions, rights, remedies or privileges hereunder. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. This Agreement may only be amended or modified by a subsequent written agreement by and among the parties hereto.

Section 5.8.   ASSIGNMENT.

               No party to this Agreement shall have the right to assign or otherwise transfer its rights or obligations under this Agreement, except with the prior written consent of the other; notwithstanding, either party may assign or otherwise transfer its rights or obligations under this Agreement to a subsidiary or affiliate (in the case of Fingerhut however, only to a subsidiary or affiliate to which the rights to sell merchandise to Fingerhut Customers was also transferred) upon notice to the other. Regardless of the party to whom an assignment is made pursuant to this Section 5.8., the assignee shall, as a condition to such assignment, by written undertaking satisfactory to the other, represent and warrant that the assignment was made in

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accordance with all applicable laws and regulations and assume and agree to be bound by the terms, provisions and conditions of this Agreement to the same extent as the assignor; provided, however, that no such assignment shall relieve the assignor of its obligations (which shall be primary and which may be discharged in whole or in part by the assignee) under this Agreement, to the extent applicable. Any unauthorized assignment and any assignment made in contravention of this Section 5.8. shall be null and void.

Section 5.9    GOVERNING LAW.

               This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to the principles or conflicts of laws thereof.

Section 5.10   EXECUTION IN COUNTERPARTS.

               To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of all of the parties hereto.

Section 5.11   NO AGENCY.

               This Agreement shall not be deemed expressly or by implication to create an agency, employee, or servant relationship between or among any of the parties hereto, or any affiliates of the parties hereto for any purpose whatsoever.

Section 5.12   FORCE MAJEURE.

               No party shall be liable for any failure of or delay in the performance of this Agreement for the period that such failure or delay is due to acts of God, public enemy, war, strikes or labor disputes, or any other cause beyond the parties' reasonable control; it being understood that lack of financial resources is not to be deemed a cause beyond a party's control. Each party shall notify the other parties promptly of the occurrence of any such cause and carry out this Agreement as promptly as practicable after such cause is terminated; provided, however, that the existence of any such cause shall not extend the term of this Agreement.

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Section 5.13   AMENDMENT AND MODIFICATION.

               This Agreement may only be amended or modified by a subsequent written agreement mutually agreed to by and among the parties hereto.

Section 5.14   MANAGEMENT REVIEW.

     (a) Unless otherwise mutually agreed to by the parties, on or before January 1, 2001, Fingerhut and Metris agree to evaluate the Marketing Management Fee and the Underwriting and Servicing Fee (collectively, the "Fees") as set forth in this Agreement and Exhibit. The purpose of such evaluation shall be to determine the then arms-length market rate for the Fees. The parties agree to meet and negotiate in good faith to reach a mutual agreement on the market rate for the Fees. Any failure by the parties to reach mutual agreement on the market rate of the Fees as a result of the negotiations conducted pursuant to this subsection (a) shall not be deemed by either party to be a breach of this Agreement and unless otherwise terminated as provided herein, this Agreement shall remain in full force and effect.

     (b) In the event Fingerhut and Metris are unable to agree on the then market rate for the Fees to be charged hereunder by January 1, 2001, they agree to send out within 5 days after January 1, 2001, requests for proposals ("RFPs") to three (3) reputable companies that are in the business of providing extended product service or extended warranty coverage for retailers to sell to their customers (the "Independent Providers"). The identity of the three Independent Providers who are sent RFPs and the assumptions/parameters to be set forth in the RFPs will be as mutually agreed upon by Fingerhut and Metris. The Independent Providers will be instructed to respond with bid proposals within 5 days of receipt of the RFPs. The parties agree to use the middle price bid proposal submitted by the Independent Providers as the market rate for the Fees for the services provided by Metris for the balance of the term of this Agreement. Any failure by the parties to reach mutual agreement on the market rate of the Fees as a result of the failure to agree on the Independent Providers to whom RFPs would be sent or on the assumptions/parameters of the RFPs under this subsection (b) shall not be deemed by either party to be a breach of this Agreement and unless otherwise terminated as provided herein, this Agreement shall remain in full force and effect.

     (c) In the event Fingerhut and Metris are unable to reach a mutually acceptable agreement under subsection (a) above or to agree on the three Independent Providers or on the assumptions/parameters to be included in the RFPs for the procedure set forth in subsection (b) above, then the issue of the market price of the Fees will be submitted on a binding basis to an arbitrator selected by mutual agreement of the parties. If the parties are unable to agree upon a single mutually acceptable arbitrator, each party will select one arbitrator and the two arbitrators will select a third arbitrator. In consultation with the arbitrator(s), the parties will select or devise an alternative dispute resolution ("ADR") procedure by the which arbitrator(s) will attempt to resolve the dispute. The ADR procedure will be held in Minneapolis, Minnesota unless the parties mutually agree on another location. The parties agree to participate in good faith in the ADR procedure to its reasonable and prompt (not to exceed 45 days) conclusion. The arbitrator(s) will be required to conduct the ADR in accordance with the rules and procedures of the American Arbitration Association.

     (d) Each party agrees that the decision of the arbitrator(s) shall be binding on all parties. Each party will bear equally all fees, costs and expenses of the ADR, and each party will bear its own legal expenses, attorneys' fees and costs of any experts and/or witnesses.

     (e) The fact that arbitration has commenced will not impair the exercise of any termination rights in accordance with the provisions of this Agreement.

     (f) The parties agree to make amendments to this Agreement pursuant to Section 5.13 to reflect the mutually acceptable agreements under subsection
(a) or subsection (b) above or the final decision of the arbitrator(s), as applicable. A party's refusal to amend this Agreement to reflect the final decision of the arbitrator(s) under subsections (c) and (d) above shall be deemed to be a breach of this Agreement.

               IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the day and year first above written.


FINGERHUT CORPORATION                            METRIS DIRECT, INC.


By: /s/ Michael P. Sherman                       By: /s/ Ronald N. Zebeck
   --------------------------                       ---------------------------

Title: SVP                                       Title:
      -----------------------                          ------------------------

INFOCHOICE USA, INC.

By: /S/ Michael P. Sherman
   --------------------------

Title: SVP
      -----------------------

                                     EXHIBIT A

I.   CALCULATION AND DETERMINATION OF THE NET PRICE AND
     MARKETING MANAGEMENT FEE

     Upon Metris' receipt from Fingerhut of the system data transfer information necessary for fulfillment of all Customers who purchased Extended Service Agreements, Metris will issue and mail or contract with a third party to issue and mail an Extended Service Agreement to the Customer. The Extended Service Agreements will be mailed to each Customer within ten (10) business days of receipt of the fulfillment information.

     Metris will calculate a percentage of the Extended Service Agreement's Sales Price to be deducted from such price in determining the amount payable by Fingerhut to Metris (the "Net Price") for managing the marketing programs and for servicing and fulfilling the obligations for each Extended Service Agreement sold under such plan or contracting with a third party to fulfill such obligations. From the Net Price, Metris shall calculate and deduct the Underwriting and Servicing Fee in accordance with the fee schedule in Exhibit B as compensation to Metris for servicing and fulfilling the obligations for each Extended Service Agreement sold. The amount of the Net Price remaining after deduction for the Underwriting and Servicing Fee shall become the Marketing Management Fee.

     The percentage to be deducted from the Net Price to determine the allocation between the fixed Underwriting and Servicing Fee and the variable Marketing Management Fee is to be determined based on the sales method used to solicit the sale, and based on the effort expended by Fingerhut in soliciting the sale using certain of its advertising or offering media versus other media produced by Metris with little input or effort conducted by Fingerhut or its representatives. Such percentage schedule shall initially be as found below, based on each sales method as further defined below:


             On-Page (Any Extended Service
             Agreement plan sale or order
             received by Fingerhut at the
             same time as the product order
             without the inbound                      10%
             telemarketing representative
             offering the Extended Service
             Agreement separately as an
             addition to a customer's order.)

             Add-On (An inbound or outbound
             telemarketing call made at or
             within 10 days of the original
             product order during

                                      15



             which the Fingerhut telemarketing
             representative specifically
             solicits the customer for the            25%
             purchase of an Extended Service
             Agreement in addition to their
             merchandise order.)

             Stand-Alone (A telemarketing
             call made by a Fingerhut or a
             Metris telemarketing
             representative or Metris' agent          15%
             offering an Extended Service
             Agreement product greater than
             10 days after Merchandise
             purchase.

             Renewal (An offer conducted by
             Metris to renew Extended Service         15%
             Agreement coverage after the
             original term of the Extended
             Service Agreement.)

     Any offers or methods of further offering Extended Service Agreements developed subsequent to the execution of this contract which do not meet any of the definitions noted above, shall be conducted under an amended percentage schedule to be mutually agreed to by the parties based on the sales method used to solicit the sale, and also determined based on the effort expended by Fingerhut in soliciting the sale using certain of its advertising or offering methods versus other methods conducted by Metris with minimal input or effort conducted by Fingerhut or its representatives as noted above.

II.  ADJUSTMENTS TO THE NET PRICE AND THE MARKETING
     MANAGEMENT FEE

     After December 31, 1996, the percentage of the Extended Service Agreement's Sales Price to be deducted in determining the Net Price, shall be adjusted annually, on a calendar year basis, to reflect Fingerhut's efforts to increase serviceable product sales thereafter. Such adjustment shall be reflected as a reduction in the Marketing Management Fee and shall be calculated by taking each of the percentages in paragraph three of Section I and increasing them by 10%, then multiplying such increased percentages by sales method by the Sales Price for all Extended Service Agreements sold in any calendar year in excess of the sum of all of the Sales Prices of the Extended Service Agreements sold in the calendar year ended December 31, 1996. However, no such increased percentages shall be reflected until the sum of all of the Sales Prices in any given calendar year exceed that of the calendar year ended December 31, 1996, regardless of whether the sum of the Sales Prices by certain sales methods exceed the sum of the Sales Prices of that same sales method in calendar year 1996. The increase in the percentages noted above shall only occur once and will apply thereafter only to total Sales Price increases in excess of the base calendar year ended December 31, 1996.

     Extended Service Agreement returns or cancellation of such agreement may only be accepted by Fingerhut under its normal return policy terms and conditions. In accordance therewith, Metris shall pay to Fingerhut the amount of the Net Price paid by Fingerhut (less 20% after December 31, 1996) for any Merchandise cancelled or returned by a Customer to Fingerhut within the relevant Merchandise Warranty period and for which Fingerhut has given full refund of the Sales Price to the Customer. Fingerhut will provide Metris details in writing of any such refund within ten business days after the calendar month in which such refund occurs. Any such payment due from Metris will be considered paid when Fingerhut deducts the amount of the Net Price for such Merchandise from the next payment to be made in accordance with the remittance provisions of Section
1.5. In the event that a Customer cancels a Service Agreement after the Merchandise Warranty expires, Metris shall calculate and reimburse Fingerhut for a pro rata portion of the Net Price less any claims incurred by such Customer and paid by Metris (and less 20% of this amount after December 31, 1996). The pro-rata portion shall be computed by dividing the Net Price by the term in months of the Extended Service Agreement and then multiplying that monthly rate times the number of months from the Extended Service Agreement return to the original month of its expiration. However, in no event shall the amount reimbursed exceed the Net Price of the Customer contract.

III. ADVERTISING AND OTHER COST REIMBURSEMENTS

     Metris shall reimburse Fingerhut for the advertising cost it expends in directly offering extended service plans through its own advertising media for the reasons previously mentioned in Section I above. Such advertising cost reimbursements shall be determined and calculated based on an advertising cost standard, including both fixed and variable costs, developed specifically for Metris' Extended Service Agreement product offers within each sales method as denoted in Section I above. The method and details of such calculation, including the basis for cost reimbursement, (i.e., orders received within each media or a flat charge per catalog shipped or telephone call made or received) shall be provided to Metris management in writing for their review and approval within a reasonable time prior to the establishment of such a charge or reimbursement. Additionally, such standard may be adjusted periodically, in conjunction with Fingerhut's normal adjustment of all of its advertising cost standards, based on actual cost data and experience with the advertising for Extended Service Agreement products within the Fingerhut media and with prior review and approval by Metris management. This reimbursement will be calculated and determined monthly with prior review and approval by Metris management and will be deducted from the monthly payment to be made in accordance with the remittance provisions of
Section 1.5.

     Metris may also periodically receive various products and services directly from Fingerhut to assist Metris in its management and coordination of the Extended Service Agreement marketing programs. Such products and services shall initially include the additional premiums provided to a Customer in conjunction with an Add-On Extended Service Agreement sale and printing and shipping services for the preparation and delivery of the actual service agreements. The provision and standard cost for such additional products and services provided by Fingerhut to Metris shall be mutually agreed upon by both Metris and Fingerhut prior to such services being performed or products delivered and may be adjusted periodically in accordance with the provisions of the paragraph above. Reimbursement for such additional products and services shall also be performed consistent with the terms for advertising costs noted in the paragraph above.

                                     EXHIBIT B

                          UNDERWRITING AND SERVICING FEES

MERCHANDISE/PRICING RECOMMENDATIONS


Section I - Electronics
AUDIO

     PRODUCT                                      TERM

     Audio Components                             Coverage from Date of Purchase
     (Receivers, compact disc, cassette           2 Year/3 Year
     decks, turntables, equalizers)
     2 Component Rack                             "
     3 Component Rack                             "
     4 Component Rack                             "
     5 Component Rack                             "
     6 Component Rack                             "

     Audio/Visual System
     (With television only)                       "
     Audio/Visual System
     (With TV and VCR)                            "
     Compact Stereo                               "
     Portable Stereo                              "

MOBILE ELECTRONICS

     Car Stereo                                   "
     Radar Detector                               "
     Auto Alarms                                  "
     Cellular Phones                              "
     Police Scanners                              "
     CB Radios                                    "
     Walkie Talkies                               "

HOME OFFICE

     Typewriter                                   "
     Computer with or without Monitor             "
     Printer                                      "
     Word Processor                               "

                                      19


     PRODUCT                                      TERM

     Fax Machine                                  "
     Copy Machine                                 "
     Corded Phone                                 "
     Cordless Phone                               "
     Telephone Answering Machine                  "
     Phone with Answering Machine                 "
     Telephone/Answer Machine/Clock Radio         "
     Tape Recorder                                "
     Paper Shredder                               "
     Computer/Printer/Monitor                     "

APPLIANCES

     *Refrigerator                                Coverage from Date of Purchase
                                                          2 Year/3 Year
     *Compact Refrigerator                        "
     *Freezer                                     "
     *Range                                       "
     *Microwave                                   "
     *Air Conditioner                             "
     *Washer                                      "
     *Dryer                                       "
     *Dishwasher                                  "

VIDEO

     *Color TV (27" or less)                      "
     *Color TV (28" - 35")                        "
     *Big Screen/Projection                       "
     VCR                                          "
     Camcorder                                    "
     TV/VCR Combo                                 "
     Black & White TV                             "
     Video Games                                  "
     Video Disc Player                            "

HOUSEWARES

     Vacuum Cleaner                               "
     Carpet Extractor                             "
     Floor Polisher                               "
     Sewing Machine                               "
     Kitchen Electrics                            "

                                      20


     PRODUCT                                      TERM

     Fans                                         "
     Clock Radios                                 "
     Personal Care Items                          "

TOOLS, LAWN AND HARDWARE

     Snowblower                                   "
     Power Tools                                  "
     Air Compressors                              "
     Battery Chargers                             "
     Portable Generators                          "
     Portable Welders                             "
     Lawn Mowers                                  "
     Snow Blowers                                 "
     Riding Lawnmower                             "
     Electric Trimmer/Blower/Vacuum               "
     Gas Trimmers/Blower/Vacuums                  "
     Cultivator                                   "
     Chainsaws                                    "
     Logsplitters                                 "
     Shredder/Chipper                             "

MISCELLANEOUS

     *Home Security System                        Coverage from Date of Purchase
                                                          2 Year/3 Year
     Musical Instruments                          "
     Exercise Equipment                           "
     35MM Cameras                                 "
     110 Cameras                                  "
     Polaroid Cameras                             "
     Suntanning Canopy                            "
     Word Finder/Speller/Translator               "

*Denotes in-home service

1)   First Purchase Underwriting and Servicing Fees

-------------------------------------------------------------------------------
     ITEM RETAIL              2 YEAR CONTRACT          3 YEAR CONTRACT
-------------------------------------------------------------------------------
$79.99 - 99.99                7.00                     10.00
-------------------------------------------------------------------------------
$100 - 199.99                 8.00                     11.00
-------------------------------------------------------------------------------
$200 - 299.99                 10.00                    13.00
-------------------------------------------------------------------------------
$300 - 499.99                 13.00                    19.00
-------------------------------------------------------------------------------
$500 - 999.99                 17.00                    24.00
-------------------------------------------------------------------------------
$1,000 - 2,499.99             32.00                    56.00
-------------------------------------------------------------------------------
$2,500 - 4,000.00             44.00                    82.00
-------------------------------------------------------------------------------

2)   5 Year Step-Up Appliance Underwriting and Servicing Fees

-------------------------------------------------------------------------------
ITEM                                           5 YEAR CONTRACT COST
-------------------------------------------------------------------------------
Refrigerator, Freezer, Washing Machine         $35.00
-------------------------------------------------------------------------------
Refrigerator with Icemaker                     $45.00
-------------------------------------------------------------------------------

3)   Renewal Underwriting and Servicing Fees

-------------------------------------------------------------------------------
      ITEM RETAIL     3RD YEAR RENEWAL   4TH YEAR RENEWAL   5TH YEAR RENEWAL
-------------------------------------------------------------------------------
$79.99 - 99.99        7.00               15.00              20.00
-------------------------------------------------------------------------------
$100 - 199.99         8.00               16.00              21.00
-------------------------------------------------------------------------------
$200 - 299.99         10.00              18.00              23.00
-------------------------------------------------------------------------------
$300 - 499.99         13.00              25.00              31.00
-------------------------------------------------------------------------------
$500 - 999.99         17.00              49.00              69.00
-------------------------------------------------------------------------------
$1,000 - 2,499.99     32.00              79.00              99.99
-------------------------------------------------------------------------------
$2,500 - 4,000.00     44.00              119.00             139.00
-------------------------------------------------------------------------------

Limitations

- All Extended Service Agreements are inclusive of the manufacturer's warranty and begin on date of purchase.

-    Commercial use is excluded.

- Only those products with a manufacturer's warranty of at least 90 days' parts and labor are eligible for extended service.

- Products with a 2 year manufacturer's labor and parts warranty are not eligible for a 2 year service agreement and products with a 3 year manufacturer's labor and parts warranty are not eligible for a 3 year service agreement.

Section II

QUALITY FURNITURE CARE

Extended Service Agreement provides stain coverage for upholstered furniture; lifting, peeling, cracking of solid wood, veneered or laminated furniture; structural defects to frames; warpage, breakage, or bending of metal components on recliners and sleeper mechanisms, glass coverage on tables, wall units and cabinets; and foam resiliency to cushions and mattresses.


PRODUCT RETAILS                                  UNDERWRITING AND
                                                 SERVICING FEES

$ 100 - $ 250                                       $12.00
  251 -   500                                        18.00
  501 -  1000                                        22.50
  1001+                                              27.00

Term of coverage - 2 years from date of purchase.


Product Categories

Upholstered furniture                        End tables/soft tables
Wood furniture                               Recliners
Wall units/cabinets                          Leather furniture
Laminated furniture                          Mattresses
Room rugs

Section III

QUALITY JEWELRY CARE

Extended Service Agreement provides labor and materials necessary to maintain the jewelry purchased for 2 years from date of purchase, and if the item cannot be repaired it will be replaced. Benefits include ring resizing, stone tightening, prong retipping, polishing; chain and bracelet soldering, earring and clasp repair.


                                                 UNDERWRITING AND
PRODUCT RETAILS                                  SERVICING FEES

$ 50 - $ 100                                         $4.50
 101 -   199                                          4.50
 200 -   299                                          4.50
 300 -   499                                          4.50
 500+                                                 4.50


Product Categories

Rings - 10K/14K                          Necklaces
Bracelets                                Earrings
Broaches                                 Chains
Pendants